Exhibit 99.1 Sealed Air Corporation 8215 Forest Point Blvd. Charlotte, NC 28273

For release: October 27, 2015

SEALED AIR REPORTS THIRD QUARTER 2015 RESULTS

•	Q3 2015 Adjusted EBITDA of $300 Million or 17.2% of Net Sales

•	Q3 2015 Adjusted EPS of $0.70; Reported EPS of $0.42

•	Company Updates 2015 Outlook for Adjusted EBITDA, Adjusted EPS and Free Cash Flow

CHARLOTTE, N.C., Tuesday, October 27, 2015 – Sealed Air Corporation (NYSE: SEE) today announced financial results for third quarter 2015.  Commenting on these results, Jerome A. Peribere, President and Chief Executive Officer, said, “We are pleased with our third quarter results in light of currency headwinds and ongoing global economic uncertainties, particularly in emerging markets.  Our unwavering dedication to our customers’ success and focus on delivering high quality earnings enabled us to deliver year-over-year organic growth in sales and Adjusted EBITDA and generate solid free cash flow.”  In the third quarter, on an organic basis, net sales of $1.75 billion increased 2.7% and Adjusted EBITDA of $300 million increased 15.6%.  Adjusted EBITDA margins of 17.2% expanded by 190 basis points with margin expansion across all divisions.  For the full year 2015, we now estimate Net Sales of approximately $7.0 billion, Adjusted EBITDA of approximately $1.165 billion and Free Cash Flow of approximately $560 million.  Given our free cash flow generation and share repurchase program, our forecast for Adjusted EPS for the full year 2015 is approximately $2.32 as compared to prior guidance of $2.24 to $2.28.

Unless otherwise stated, all results compare third quarter 2015 results to third quarter 2014 results. Year-over-year financial discussions present operating results as reported, and on an organic or constant dollar basis.  Constant dollar refers to unit volume and price/mix performance and excludes the impact of currency translation from all periods referenced. Organic refers to unit volume and price/mix performance and excludes the impact of currency translation and the results from the divestiture of the North American foam trays and absorbent pads business (“divestiture”), which was divested on April 1, 2015, from all periods referenced.  Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share (“Adjusted EPS”) and Core Tax Rate, exclude the impact of special items, such as restructuring charges, Venezuela remeasurement, cash-settled stock appreciation rights (“SARs”) granted as part of the Diversey acquisition and certain other infrequent or one-time items.  Please refer to the financial statements included with this press release for a reconciliation of Non-U.S. GAAP to U.S. GAAP financial measures.

Business and Financial Highlights

•

Food Care net sales of $836 million in the third quarter decreased 15.0% as reported.  Currency had a negative impact on Food Care net sales of 12.8%, or $126 million, while the divestiture had a negative impact of 5.3%, or $52 million.  Net sales increased 3.1% on an organic basis, which excludes the impact of currency translation and results from the divestiture, with favorable price/mix of 2.8% on relatively flat volume.  Adjusted EBITDA was $168 million or 20.1% of net sales.  Adjusted EBITDA margins expanded 170 basis points compared to last year primarily due to favorable mix and price/cost spread and cost synergies, partially offset by unfavorable currency translation, higher selling, general and administrative expenses (SG&A) and the divestiture.

•

Diversey Care net sales of $502 million in the third quarter decreased 8.9% as reported and increased 3.9% on a constant dollar basis.  Currency had a negative impact on Diversey Care net sales of 12.8%, or $71 million, in the quarter.  Volume increased 2.5% and favorable price/mix was 1.4%.  Diversey Care’s Adjusted EBITDA was $66 million or 13.2% of net sales.  Adjusted EBITDA margins expanded 50 basis points compared to last year as a result of higher volumes, cost synergies and cost management, partially offset by unfavorable currency translation and price/cost & spread.

•

Product Care net sales of $385 million in the third quarter decreased 8.6% as reported and 1.7% on a constant dollar basis.  Currency had a negative impact on Product Care net sales of 6.9%, or $29 million.  Favorable price/mix of 0.8% was more than offset by a volume decline of 2.5%.  Volume trends were negatively impacted by continued rationalization efforts and weakness in the manufacturing and electronics sectors.  Adjusted EBITDA was $81 million or 21.1% of net sales.  Adjusted EBITDA margins expanded 340 basis points compared to last year as a result of favorable mix and price/cost spread and cost management, partially offset by lower sales volumes and unfavorable currency translation.

•

In alignment with the Company’s disciplined approach to portfolio management and focus on innovation, Sealed Air recently announced the acquisition of B+ Equipment, a privately-held company headquartered in France, and the sale of its European trays business.  B+ Equipment designs, manufactures and services automated packaging equipment for order fulfillment operations.  This acquisition is not material to Sealed Air’s consolidated financial results.  Sealed Air also announced it had entered into an agreement to sell the European trays business to Faerch Plast A/S, a European food packaging solutions provider.  This business is reported in Sealed Air’s Food Care division and generated net sales of $71 million in 2014 and $44 million in the nine months ended September 30, 2015. The transaction is expected to close in the fourth quarter of 2015.

Third Quarter 2015 Summary

Third quarter 2015 net sales of $1.75 billion decreased 11.6% on a reported basis and was essentially unchanged on a constant dollar basis.  Currency had a negative impact on net sales of 11.7% or $230 million.  Adjusting for currency translation and the divestiture, net sales increased 2.7% on an organic basis.  Favorable price/mix was 2.1% on higher volumes of 0.6%.  Europe, Middle East and Africa was the fastest growing region, increasing net sales by 4.2% on a constant dollar basis.  Latin America and Asia Pacific delivered constant dollar net sales growth of 3.1% and 2.7%, respectively.  On an organic basis, North America delivered 1.2% net sales growth.

Third quarter 2015 net earnings on a reported basis were $87 million, or $0.42 per diluted share as compared to $61 million, or $0.28 per diluted share in the third quarter 2014.  Net earnings in the third quarter of 2015 included $57 million of special items, primarily consisting of restructuring and other associated costs, as well as a tax reserve recorded in relation to the tax refund received on the Settlement agreement, partially offset by the release of certain tax reserves recorded at the time of the Diversey Holdings, Inc. acquisition, for which the statute of limitations has expired.  Net earnings in the third quarter of 2014 included $51 million of special items, primarily consisting of restructuring and other associated costs, and loss on debt redemption and refinancing activities.

Adjusted EPS was $0.70 for the third quarter 2015.  This compares to Adjusted EPS of $0.53 in the third quarter 2014.  The Core Tax Rate was 18.8% in the third quarter 2015, compared to 28.0% in the third quarter 2014.  The reduction in the Core Tax Rate was attributable to the recording of net foreign tax credits that were previously deemed not recognizable. During the third quarter 2015, the Company repurchased approximately 11.3 million shares for approximately $576 million.  Year-to-date through October 23, 2015, the Company has repurchased 14.5 million shares for approximately $726 million.

Adjusted EBITDA for the third quarter 2015 was $300.0 million, or 17.2% of net sales, compared to $302.3 million, or 15.3% of net sales, in third quarter 2014.  Currency had a negative impact on Adjusted EBITDA of $39 million.  Adjusted EBITDA margins expanded 190 basis points compared to last year. The year-over-year margin increase was primarily attributable to favorable mix and price/cost spread, cost synergies, partially offset by unfavorable currency translation and the impact of the divestiture.

Cash Flow and Net Debt

Cash flow provided by operating activities in the nine months ended September 30, 2015 was $679 million.  In March 2015, the Company received a tax refund of $235 million related to the payment of funds in connection with the Settlement agreement (as defined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014).  Excluding the tax refund, cash flow provided by operating activities in the nine months ended September 30, 2015 was $444 million, which is net of $72 million of restructuring and $20 million of SARs payments.  This compares with cash used by operating activities of $465 million in the nine months ended 2014, which is net of $76 million of restructuring, $18 million of SARs payments and $930 million related to the Settlement agreement.  Capital expenditures were $112 million in the nine months ended September 30, 2015 compared to $94 million in the nine months ended September 30, 2014.

Free Cash Flow, defined as net cash used in operating activities less capital expenditures, was an inflow of $331 million in the nine months ended September 30, 2015, compared with $371 million in the nine months ended September 30, 2014, excluding the Settlement agreement.  The year-over-year decline was attributable to unfavorable currency impact, changes in working capital and other assets and liabilities, and higher capital expenditures, partially offset by lower interest payments and higher earnings.

Compared to December 31, 2014, the Company’s net debt increased $224 million to $4.3 billion as of September 30, 2015.  This increase was primarily a result of amounts paid for share repurchases and dividends, partially offset by cash reflecting the tax refund related to the Settlement agreement payment and cash generated from operating activities.

Updated Outlook for Full Year 2015

Consistent with the presentation of the Company’s outlook last quarter, the forecast provided below includes one quarter of financial results from North America trays and pads business, which closed on April 1, 2015.

The Company estimates net sales to be approximately $7.0 billion for the full year 2015, which assumes an unfavorable impact of approximately 10% from foreign currency translation.  Excluding the impact of foreign currency translation and the impact of the divestiture, net sales are expected to increase approximately 3% on an organic basis.

Adjusted EBITDA is estimated to be approximately $1.165 billion, which reflects the divestiture and includes approximately $125 million of unfavorable currency translation.

The Company is increasing its forecast for Adjusted EPS to approximately $2.32 from its previously provided outlook in the range of $2.24 to $2.28.  The Adjusted EPS increase reflects share repurchases through October 23, 2015.  Adjusted EPS guidance excludes the impact of special items.  The Company’s expected Core Tax Rate for 2015 of approximately 25% is unchanged from prior forecast.

Free Cash Flow is expected to be approximately $560 million as compared to previously provided guidance of $585 million.  The reduction is primarily related to an increase in working capital, partially offset by lower capital expenditures and cash restructuring payments.  The Company anticipates capital expenditures of approximately $190 million and cash restructuring payments of approximately $110 million.  This outlook excludes the tax refund of approximately $235 million received in March 2015 related to the Settlement agreement payment.

Conference Call Information

Date:	Tuesday, October 27, 2015
Time:	10:00am (ET)
Webcast:	www.sealedair.com in the Investor Relations section
Conference Dial In:	(888) 679-8034 (domestic)
(617) 213-4847 (international)
Participant Code:	42949172

Conference Call Replay Information

Dates:	Tuesday, October 27, 2015 starting at 2:00pm (ET) through
Tuesday, November 3, 2015 at 11:59pm (ET)
Webcast:	www.sealedair.com in the Investor Relations section
Conference Dial In:	(888) 286-8010 (domestic)
(617) 801-6888 (international)
Participant Code:	17789295

Business

Sealed Air Corporation creates a world that feels, tastes and works better. In 2014, the Company generated revenue of approximately $7.8 billion by helping our customers achieve their sustainability goals in the face of today’s biggest social and environmental challenges. Our portfolio of widely recognized brands, including Cryovac® brand food packaging solutions, Bubble Wrap® brand cushioning and Diversey® cleaning and hygiene solutions, enables a safer and less wasteful food supply chain, protects valuable goods shipped around the world, and improves health through clean environments. Sealed Air has approximately 24,000 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.

Website Information

We routinely post important information for investors on our website, www.sealedair.com, in the "Investor Relations" section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-U.S. GAAP Information

In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Adjusted Net Earnings and EPS, net sales on a “constant dollar” or “organic” basis, Adjusted Gross Profit, Adjusted Operating Profit, Free Cash Flow, Adjusted EBITDA and Core Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of certain specified items (“special items”) and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance.  In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these non-U.S. GAAP measures to U.S. GAAP and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of U.S. GAAP Condensed Consolidated Statements of Operations to Non-U.S. GAAP Adjusted Condensed Consolidated Statements of Operations and Non-U.S. GAAP Adjusted EBITDA,” “Segment Information,” “Reconciliation of Non-U.S. GAAP Total Company Adjusted EBITDA to U.S. GAAP Net Earnings from Continuing Operations,” “Components of Change in Net Sales by Segment,” and “Components of Changes in Net Sales by Region.”  Information reconciling forward-looking non-U.S. GAAP measures to U.S. GAAP measures is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “should,” “estimates,” “expects,” “intends,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings. The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: the tax benefits associated with the Settlement agreement (as defined in our 2014 Annual Report on Form 10-K), global economic and political conditions, changes in our credit ratings, changes in raw material pricing and availability, changes in energy costs, competitive conditions, success of our restructuring activities, currency translation and devaluation effects, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, the effects of animal and food-related health issues, pandemics, consumer preferences, environmental matters, regulatory actions and legal matters, and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
		Revised(2)		Revised(2)
Net sales	$1,746.2	$1,975.5	$5,277.6	$5,776.8
Cost of sales	1,109.6	1,279.4	3,327.6	3,761.5
Gross profit	636.6	696.1	1,950.0	2,015.3
As a % of total net sales	36.5%	35.2%	36.9%	34.9%
Selling, general and administrative expenses	400.6	468.8	1,243.7	1,377.8
As a % of total net sales	22.9%	23.7%	23.6%	23.9%
Amortization expense of intangible assets acquired	21.8	30.4	67.4	92.8
Stock appreciation rights (benefit) expense(3)	(0.4)	1.0	4.1	3.2
Restructuring and other charges	38.4	11.4	68.0	31.6
Operating profit	176.2	184.5	566.8	509.9
Interest expense	(54.8)	(69.7)	(172.3)	(222.1)
Impairments of equity method investment	—	—	—	(5.7)
Foreign currency exchange (loss) gain related to Venezuelan subsidiaries(4)	(1.0)	(4.1)	(30.7)	(18.9)
Gain from Claims Settlement(5)	—	—	—	21.1
Gain (Loss) on debt redemption and refinancing activities(6)	0.6	(17.7)	(110.7)	(18.5)
Gain (Loss) on sale of business(7)	(0.5)	—	28.7	—
Other income (expense), net	5.5	4.5	18.4	5.8
Earnings before income tax provision	126.0	97.5	300.2	271.6
Income tax provision	39.4	36.7	88.3	79.8
Effective income tax rate	31.3%	37.6%	29.4%	29.4%
Net earnings available to common stockholders	$86.6	$60.8	$211.9	$191.8
Net earnings per common share(8):
Basic :	$0.43	$0.29	$1.02	$0.91
Diluted:	0.42	0.28	1.01	0.89
Dividends per common share	$0.13	$0.13	$0.39	$0.39
Weighted average number of common shares outstanding:
Basic	202.9	210.4	206.7	210.2
Diluted	205.8	213.5	209.5	215.3

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the Last In First Out (“LIFO”) method to the First In First Out (“FIFO”) method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change on net earnings was not material.

(3)

The remaining amount of unvested cash-settled stock appreciation rights (“SARs”) fully vested March 31, 2015. However, we will continue to incur expense related to these SARs until the last expiration date of these awards (March 2021). The amount of related future expense will fluctuate based on exercise and forfeiture activity and changes in the assumptions used in the valuation model, including the price of Sealed Air common stock.

(4)

Based on changes to the Venezuelan currency exchange rate mechanisms, in the first quarter of 2014, we changed the exchange rate we used to remeasure our Venezuelan subsidiaries’ financial statements into U.S. dollars.  As a result, as of September 30, 2014 our excess cash position in our Venezuelan subsidiaries was remeasured at the SICAD 2 rate resulting in a $4 million and $19 million loss for the three and nine months ended September 30, 2014. As of September 30, 2015, based on further changes in the Venezuelan exchange rate mechanisms and our specific facts and circumstances, we changed the rate used to remeasure all of our Bolivar denominated net monetary assets to the

SIMADI rate of 199.4204. As a result of the change, we recorded a remeasurement loss of $1 million and $31 million in the three and nine months ended September 30, 2015, respectively.
(5)

As previously disclosed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, on February 3, 2014 we funded the cash consideration ($930 million) and issued the shares reserved under the Settlement agreement as defined therein. As a result, we recognized a gain on Claims Settlement of $21 million, which primarily consisted of the release of certain tax and other liabilities.

(6)

In June 2015, we issued $400 million of 5.5% senior notes due 2025 and €400 million of 4.5% senior notes due 2023 and used the net proceeds of these notes to retire the existing $750 million of 8.375% senior notes due 2021.  The aggregate repurchase price was $866 million, which primarily included the principle amount of $750 million, premium of $99 million and accrued interest of $17 million.  We recognized a total net pre-tax loss of $111 million in the three months ended June 30, 2015, which included the premiums mentioned above.  Also included in the loss on debt redemption was $11 million of accelerated amortization of original non-lender fees related to the 8.375% senior notes.

(7)	In April 2015, we completed the sale of our North American foam trays and absorbent pads business for a gain of $29 million.
(8)	Net earnings per common share is calculated under the two-class method. See our Annual Report on Form 10-K for period ended December 31, 2014 for further details.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS(1)

(Unaudited)

(In millions)

	September 30,	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$334.3	$322.6
Trade receivables, net	898.6	1,002.2
Other receivables	183.0	404.0
Inventories	765.5	695.3
Assets held for sale(2)	5.5	69.3
Other current assets	298.7	227.7
Total current assets	2,485.6	2,721.1
Property and equipment, net	905.9	970.6
Goodwill	2,917.0	2,998.6
Intangible assets, net	812.8	872.2
Other assets, net	465.0	479.2
Total assets	$7,586.3	$8,041.7
Liabilities and stockholders' equity
Current liabilities:
Short-term borrowings	$280.5	$130.4
Current portion of long-term debt	34.7	1.1
Accounts payable	716.6	638.7
Liabilities held for sale (2)	—	6.1
Other current liabilities	951.4	954.6
Total current liabilities	1,983.2	1,730.9
Long-term debt, less current portion	4,334.9	4,282.5
Other liabilities	826.2	865.5
Total liabilities	7,144.3	6,878.9
Stockholders' equity	442.0	1,162.8
Total liabilities and stockholders' equity	$7,586.3	$8,041.7

CALCULATION OF NET DEBT (1)

	September 30,	December 31,
	2015	2014

Short-term borrowings	$280.5	$130.4
Current portion of long-term debt	34.7	1.1
Long-term debt, less current portion	4,334.9	4,282.5
Total debt	4,650.1	4,414.0
Less: cash and cash equivalents	(334.3)	(322.6)
Net debt	$4,315.8	$4,091.4

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

In January 2015, we completed the sale relating to our building located in Racine, Wisconsin.  As of December 31, 2014, the building and certain related assets were included in assets held for sale.  Accordingly, we transferred $26 million from assets held for sale as of December 31, 2014.  In addition, during the second quarter we completed the sale of our North American foam trays and absorbent pads business.  During the first quarter of 2015, the assets and liabilities met the criteria of held for sale classification. Accordingly, we had reclassified $42 million of assets and $6 million of liabilities to held for sale as of December 31, 2014.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)

(Unaudited)

(In millions)

	Nine Months Ended September 30,
	2015	2014
		Revised(2)
Net earnings available to common stockholders	$211.9	$191.8
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities(3)(5)	356.1	342.1
Changes in:
Trade receivables, net	(45.0)	(62.5)
Inventories	(127.7)	(121.8)
Accounts payable	115.0	159.1
Settlement agreement, and related items (4)	235.2	(929.7)
Changes in all other operating assets and liabilities	(66.9)	(43.8)
Cash flow provided by (used in) operating activities	678.6	(464.8)

Capital expenditures for property and equipment	(112.3)	(93.8)
Proceeds from sale of business(5)	75.6	—
Business acquired in purchase transactions, net of cash and cash equivalents acquired	(23.5)	(3.6)
Proceeds from sales of property, equipment and other assets	32.4	8.7
Settlement of foreign currency forward contracts	34.7	9.1
Cash flow provided by (used in) investing activities	6.9	(79.6)

Net proceeds from short-term borrowings and long-term debt	257.8	233.8
Repurchase of common stock	(685.7)	(134.0)
Payments for debt extinguishment costs	(108.3)	(12.3)
Dividends paid on common stock	(81.2)	(83.9)
Acquisition of common stock for tax withholding obligations under our Omnibus stock plan and 2005 Contingent Stock Plan	(8.7)	(2.9)
Cash flow (used in) provided by financing activities	(626.1)	0.7

Effect of foreign currency exchange rates on cash and cash equivalents	(47.7)	(28.0)

Cash and cash equivalents beginning of period	$322.6	$992.4
Net change in cash and cash equivalents	11.7	(571.7)
Cash and cash equivalents end of period	$334.3	$420.7

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities(4)	$678.6	$(464.8)
Capital expenditures for property and equipment	(112.3)	(93.8)
Free Cash Flow(6)	$566.3	$(558.6)
Settlement agreement and related items (4)	(235.2)	929.7
Free Cash Flow excluding Settlement agreement and related items	$331.1	$371.1

Additional Cash Flow Information:
Interest payments, net of amounts capitalized(7)	$169.1	$660.6
Income tax payments	$78.8	$65.8
SARs payments (less amounts included in restructuring payments)	$20.0	$18.0
Restructuring payments (including associated costs)	$71.7	$75.8

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the LIFO method to the FIFO method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change to net earnings was not material. Certain other reclassifications have been made to prior year numbers to conform to current year presentation.

(3)

2015 primarily consists of loss on bond redemption of $111 million, depreciation and amortization of $162 million, share-based compensation expense of $49 million, and a remeasurement loss of $31 million partially offset by a gain on sale of business of $(35) million. 2014 primarily consists of depreciation and amortization of $242 million, profit sharing expense of $30 million, loss on debt redemption and refinancing activities of $19 million and the development grant matter of $14 million and a remeasurement loss of $19 million, partially offset by gain on Settlement agreement of $(21) million.

(4)

During the first quarter of 2015, the Company received the tax refund of $235 million related to the Settlement agreement payment. During the first quarter of 2014, we used $930 million of cash to fund the cash portion of the Settlement agreement and related accrued interest. To fund the cash payment, we used $555 million of cash and cash equivalents and utilized borrowings of $260 million from our revolving credit facility and $115 million from our accounts receivable securitization programs.

(5)

During the second quarter of 2015, we completed the sale of our North American foam trays and absorbent pads business for net cash proceeds of $76 million, resulting in the recording of a $29 million gain.

(6)

Free cash flow does not represent residual cash available for discretionary expenditures, including mandatory debt servicing requirements or non-discretionary expenditures that are not deducted from this measure.

(7)	Interest payments in 2014 include $417 million related to the Settlement agreement.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS TO

NON-U.S. GAAP ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

NON-U.S. GAAP ADJUSTED EBITDA(1)

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	September 30,
	2015			2014
	U.S. GAAP As Reported	Less: Special Items(2)	Non-U.S. GAAP Adjusted	U.S. GAAP As Reported	Less: Special Items(2)	Non-U.S. GAAP Adjusted
				Revised(3)		Revised(3)
Net sales	$1,746.2	$—	$1,746.2	$1,975.5	$—	$1,975.5
Cost of sales	1,109.6	0.4	1,110.0	1,279.4	(1.7)	1,277.7
Gross profit	636.6	(0.4)	636.2	696.1	1.7	697.8
As a % of total net sales	36.5%		36.4%	35.2%		35.3%
Selling, general and administrative expenses	400.6	(14.9)	385.7	468.8	(22.3)	446.5
As a % of total net sales	22.9%		22.1%	23.7%		22.6%
Amortization expense of intangible assets acquired	21.8	—	21.8	30.4	—	30.4
Stock appreciation rights (benefit) expense	(0.4)	0.4	—	1.0	(1.0)	—
Restructuring and other charges	38.4	(38.4)	—	11.4	(11.4)	—
Operating profit	176.2	52.5	228.7	184.5	36.4	220.9
As a % of total net sales	10.1%		13.1%	9.3%		11.2%
Interest expense	(54.8)	—	(54.8)	(69.7)	—	(69.7)
Impairments of equity method investment	—		—	—	—	—
Foreign currency exchange gain (loss) related to Venezuelan subsidiaries	(1.0)	1.0	—	(4.1)	4.1	—
Gain from Claims Settlement	—	—	—	—	—	—
Gain (Loss) on debt redemption and refinancing activities	0.6	(0.6)	—	(17.7)	17.7	—
Gain (Loss) on sale of business	(0.5)	0.5	—	—	—	—
Other income (expense), net	5.5	(3.0)	2.5	4.5	(0.1)	4.4
Earnings before income tax provision	126.0	50.4	176.4	97.5	58.1	155.6
Income tax (benefit) provision	39.4	(6.2)	33.2	36.7	6.8	43.5
Effective income tax rate(4)	31.3%		18.8%	37.6%		28.0%
Net earnings available to common stockholders	$86.6	$56.6	$143.2	$60.8	$51.3	$112.1
Net earnings per common share(5):
Diluted	$0.42	$0.28	$0.70	$0.28	$0.25	$0.53

Weighted average number of common shares outstanding:
Diluted	205.8	205.8	205.8	213.5	213.5	213.5

Non-U.S. GAAP Adjusted EBITDA:
Non-U.S. GAAP Adjusted Operating Profit			$228.7			$220.9
Other income (expense), net			2.5			4.4
Depreciation and amortization(6)			68.7			77.3
Write down of non-strategic assets, included in depreciation and amortization			0.1			(0.3)
Non-U.S. GAAP Adjusted EBITDA			$300.0			$302.3
As a % of total net sales			17.2%			15.3%

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

Special items consist of certain one-time costs or charges/credits that are included in our U.S. GAAP reported results. These special items include restructuring and other associated costs related to our previously announced Fusion program (“Fusion”), Earnings Quality Improvement Program (“EQIP”) and the Integration and Optimization Program (“IOP”) restructuring programs, foreign currency exchange losses related to Venezuelan subsidiaries, stock appreciation rights (“SARs”) expense, losses recorded on debt redemption and refinancing activities, gain on sale of business, income from sale of equity method investment, and a tax reserve recorded in relation to the tax refund received on the Settlement agreement, partially offset by the release of certain tax reserves recorded at the time of the Diversey Holdings, Inc. acquisition.

(3)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the LIFO method to the FIFO method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change to net earnings was not material.

(4)	Our Core Tax Rate is defined as the effective income tax rate on Non-U.S. GAAP Adjusted Net Earnings.
(5)	Net earnings per common share is calculated under two-class method. See our Annual Report on Form 10-K for period ended December 31, 2014 for further details.
(6)	Depreciation and amortization includes:

	Three Months Ended
	September 30,
	2015	2014
Depreciation of property, plant and equipment	$31.0	$36.6
Amortization of intangible assets acquired	21.8	30.4
Amortization of deferred share-based compensation	15.9	10.3
Total	$68.7	$77.3

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS TO

NON-U.S. GAAP ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

NON-U.S. GAAP ADJUSTED EBITDA(1)

(Unaudited)

(In millions, except per share data)

	Nine Months Ended
	September 30,
	2015			2014
	U.S. GAAP As Reported	Less: Special Items(4)	Non-U.S. GAAP Adjusted	U.S. GAAP As Reported	Less: Special Items(4)	Non-U.S. GAAP Adjusted
				Revised(3)		Revised(3)
Net sales	$5,277.6	$—	$5,277.6	$5,776.8	$—	$5,776.8
Cost of sales	3,327.6	(2.1)	3,325.5	3,761.5	(8.1)	3,753.4
Gross profit	1,950.0	2.1	1,952.1	2,015.3	8.1	2,023.4
As a % of total net sales	36.9%		37.0%	34.9%		35.0%
Selling, general and administrative expenses(2)	1,243.7	(31.4)	1,212.3	1,377.8	(33.1)	1,344.7
As a % of total net sales	23.6%		23.0%	23.9%		23.3%
Amortization expense of intangible assets acquired	67.4	—	67.4	92.8	—	92.8
Stock appreciation rights (benefit) expense	4.1	(4.1)	—	3.2	(3.2)	—
Restructuring and other charges	68.0	(68.0)	—	31.6	(31.6)	—
Operating profit	566.8	105.6	672.4	509.9	76.0	585.9
As a % of total net sales	10.7%		12.7%	8.8%		10.1%
Interest expense	(172.3)	—	(172.3)	(222.1)	—	(222.1)
Impairments of equity method investment	—		—	(5.7)	5.7	—
Foreign currency exchange loss related to Venezuelan subsidiaries	(30.7)	30.7	—	(18.9)	18.9	—
Gain from Claims Settlement	—	—	—	21.1	(21.1)	—
Gain (Loss) on debt redemption and refinancing activities	(110.7)	110.7	—	(18.5)	18.5	—
Gain (Loss) on sale of business	28.7	(28.7)	—	—	—	—
Other income (expense), net	18.4	(9.9)	8.5	5.8	3.6	9.4
Earnings before income tax provision	300.2	208.4	508.6	271.6	101.6	373.2
Income tax provision	88.3	35.3	123.6	79.8	20.4	100.2
Effective income tax rate(4)	29.4%		24.3%	29.4%		26.8%
Net earnings available to common stockholders	$211.9	173.1	$385.0	$191.8	$81.2	$273.0
Net earnings per common share(5):
Diluted:	$1.01	$0.83	$1.84	$0.89	$0.38	$1.27

Weighted average number of common shares outstanding:
Diluted	209.5	209.5	209.5	215.3	215.3	215.3

Non-U.S. GAAP Adjusted EBITDA:
Non-U.S. GAAP Adjusted Operating Profit			$672.4			$585.9
Other income (expense), net			8.5			9.4
Depreciation and amortization(6)			211.1			241.7
Write down of non-strategic assets, included in depreciation and amortization			(0.2)			(0.2)
Non-U.S. GAAP Adjusted EBITDA			$891.8			$836.8
As a % of total net sales			16.9%			14.5%

__________________

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

Special items consist of certain one-time costs or charges/credits that are included in our U.S. GAAP reported results. These special items include restructuring and other associated costs related to our previously announced Fusion program (“Fusion”), Earnings Quality

Improvement Program (“EQIP”) and the Integration and Optimization Program (“IOP”) restructuring programs, foreign currency exchange losses related to Venezuelan subsidiaries, stock appreciation rights (“SARs”) expense, and losses recorded on debt redemption and refinancing activities, gain on sale of business, income from sale of equity method investment, and a tax reserve recorded in relation to the tax refund received on the Settlement agreement, partially offset by the release of certain tax reserves recorded at the time of the Diversey Holdings, Inc. acquisition.

(3)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the LIFO method to the FIFO method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change to net earnings was not material.

(4)	Our Core Tax Rate is defined as the effective income tax rate on Non-U.S. GAAP Adjusted Net Earnings.
(5)	Net earnings per common share is calculated under two-class method. See our Annual Report on Form 10-K for period ended December 31, 2014 for further details.
(6)	Depreciation and amortization includes:

	Nine Months Ended
	September 30,
	2015	2014
Depreciation of property, plant and equipment	$94.6	$112.2
Amortization of intangible assets acquired	67.4	92.8
Amortization of deferred share-based compensation	49.1	36.7
Total	$211.1	$241.7

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

SEGMENT INFORMATION(1)

(Unaudited)

(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2015	2014	Change	2015	2014	Change

Net Sales:
Food Care	$836.4	$983.5	(15.0)%	$2,562.8	$2,849.9	(10.1)%
As a % of Total Company net sales	47.9%	49.8%		48.6%	49.3%
Diversey Care	501.8	550.8	(8.9)%	1,504.7	1,637.2	(8.1)%
As a % of Total Company net sales	28.7%	27.9%		28.5%	28.3%
Product Care	384.7	420.7	(8.6)%	1,142.8	1,223.2	(6.6)%
As a % of Total Company net sales	22.0%	21.3%		21.7%	21.2%
Total Reportable Segments Net Sales	1,722.9	1,955.0	(11.9)%	5,210.3	5,710.3	(8.8)%
Other	23.3	20.5	13.7%	67.3	66.5	1.2%
Total Company Net Sales	$1,746.2	$1,975.5	(11.6)%	$5,277.6	$5,776.8	(8.6)%

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2015	2014	Change	2015	2014	Change
		Revised(2)			Revised(2)
Adjusted EBITDA:
Food Care	$168.4	$181.2	(7.1)%	$532.6	$498.0	6.9%
Adjusted EBITDA Margin	20.1%	18.4%		20.8%	17.5%
Diversey Care	66.4	69.9	(5.0)%	176.5	186.7	(5.5)%
Adjusted EBITDA Margin	13.2%	12.7%		11.7%	11.4%
Product Care	81.0	74.4	8.9%	235.6	215.5	9.3%
Adjusted EBITDA Margin	21.1%	17.7%		20.6%	17.6%
Total Reportable Segments Adjusted EBITDA	315.8	325.5	(3.0)%	944.7	900.2	4.9%
Other	(15.8)	(23.2)	(31.9)%	(52.9)	(63.4)	(16.6)%
Non-U.S. GAAP Total Company Adjusted EBITDA	$300.0	$302.3	(0.8)%	$891.8	$836.8	6.6%
Adjusted EBITDA Margin	17.2%	15.3%		16.9%	14.5%

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the LIFO method to the FIFO method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change to net earnings was not material.

SEALED AIR CORPORATION

SEGMENT INFORMATION – CONTINUED

SUPPLEMENTARY INFORMATION(1)

RECONCILIATION OF NON-U.S. GAAP TOTAL COMPANY ADJUSTED EBITDA TO

U.S. GAAP NET EARNINGS FROM CONTINUING OPERATIONS

(Unaudited)

(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
		Revised(2)		Revised(2)
Non-U.S. GAAP Total Company Adjusted EBITDA	$300.0	$302.3	$891.8	$836.8
Depreciation and amortization (3)	(68.7)	(77.3)	(211.1)	(241.7)
Special items(4):
Accelerated depreciation of non-strategic assets related to restructuring programs	(0.1)	0.3	0.2	0.2
Restructuring and other charges(5)	(38.4)	(11.4)	(68.0)	(31.6)
Other restructuring associated costs included in cost of sales and selling, general and administrative expenses	(12.5)	(7.7)	(31.8)	(22.7)
Development grant matter included in selling, general and administrative expenses(6)	—	(14.0)	—	(14.0)
SARs	0.4	(1.0)	(4.1)	(3.2)
Impairments of equity method investment	—	—	—	(5.7)
Foreign currency exchange (loss) gains related to Venezuelan subsidiaries	(1.0)	(4.1)	(30.7)	(18.9)
Loss on debt redemption and refinancing activities	0.6	(17.7)	(110.7)	(18.5)
Gain from Claims Settlement in 2014 and related costs	—	—	—	21.1
Gain from sale of North American foam trays and absorbent pads business	(0.5)	—	28.7	—
Non-operating charge for contingent guarantee included in other income (expense), net	—	(2.5)	—	(2.5)
Income from sale of equity method investment	—	—	—	—
Other	1.0	0.3	8.2	(5.6)
Interest expense	(54.8)	(69.7)	(172.3)	(222.1)
Income tax (benefit) provision	39.4	36.7	88.3	79.8
U.S. GAAP net earnings available to common stockholders	$86.6	$60.8	$211.9	$191.8

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-Q with the Securities and Exchange Commission.

(2)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the LIFO method to the FIFO method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change to net earnings was not material.

(3)	Depreciation and amortization by segment is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Food Care	$26.6	$30.6	$81.8	$92.1
Diversey Care	25.7	31.9	77.0	98.9
Product Care	9.3	9.8	28.8	30.7
Total reportable segments	61.6	72.3	187.6	221.7
Other	7.1	5.0	23.5	20.0
Total Company depreciation and amortization	$68.7	$77.3	$211.1	$241.7

(4)

Includes items we consider unusual or special items. See Note 2 of “Reconciliation of U.S. GAAP Condensed Consolidated Statements of Operations to Non-U.S. GAAP Adjusted Condensed Consolidated Statements of Operations and Non-U.S. GAAP Adjusted EBITDA,” for further information.

(5)	Restructuring and other charges by segment is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Food Care	$15.4	$1.8	$29.5	$12.9
Diversey Care	16.0	8.2	25.5	12.0
Product Care	6.7	1.3	12.6	6.3
Total reportable segments	38.1	11.3	67.6	31.2
Other	0.3	0.1	0.4	0.4
Total Company restructuring and other charges	$38.4	$11.4	$68.0	$31.6

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES BY SEGMENT(1)

(Unaudited)

(In millions)

	Three Months Ended September 30,
	Food Care		Diversey Care		Product Care		Other		Total Company
2014 Net Sales	$983.5		$550.8		$420.7		$20.5		$1,975.5

Volume - Units	3.2	0.3%	13.9	2.5%	(10.5)	(2.5)%	4.3	21.0%	10.9	0.6%
Price/mix (2)	27.8	2.8%	7.9	1.4%	3.4	0.8%	2.5	12.2%	41.6	2.1%
Divestiture	(52.2)	(5.3)%	—	—%	—	—%	—	—%	(52.2)	(2.6)%
Total constant dollar change (Non-U.S. GAAP)(3)	(21.2)	(2.2)%	21.8	3.9%	(7.1)	(1.7)%	6.8	33.2%	0.3	0.1%
Foreign currency translation	(125.9)	(12.8)%	(70.8)	(12.8)%	(28.9)	(6.9)%	(4.0)	(19.5)%	(229.6)	(11.7)%
Total change (U.S. GAAP)	(147.1)	(15.0)%	(49.0)	(8.9)%	(36.0)	(8.6)%	2.8	13.7%	(229.3)	(11.6)%

2015 Net Sales	$836.4		$501.8		$384.7		$23.3		$1,746.2

	Nine Months Ended September 30,
	Food Care		Diversey Care		Product Care		Other		Total
2014 Net Sales	$2,849.9		$1,637.2		$1,223.2		$66.5		$5,776.8

Volume - Units	40.7	1.4%	22.5	1.4%	(26.6)	(2.2)%	2.8	4.2%	39.4	0.7%
Price/mix (2)	84.2	3.0%	28.9	1.8%	22.7	1.9%	7.8	11.7%	143.6	2.5%
Divestiture	(108.1)	(3.8)%	—	—%	—	—%	—	—%	(108.1)	(1.9)%
Total constant dollar change (Non-U.S. GAAP)(3)	16.8	0.6%	51.4	3.2%	(3.9)	(0.3)%	10.6	15.9%	74.9	1.3%
Foreign currency translation	(303.9)	(10.7)%	(183.9)	(11.3)%	(76.5)	(6.3)%	(9.8)	(14.7)%	(574.1)	(9.9)%
Total change (U.S. GAAP)	(287.1)	(10.1)%	(132.5)	(8.1)%	(80.4)	(6.6)%	0.8	1.2%	(499.2)	(8.6)%

2015 Net Sales	$2,562.8		$1,504.7		$1,142.8		$67.3		$5,277.6

________________________

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

Our price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(3)

Changes in these items excluding the impact of foreign currency translation are non-U.S. GAAP financial measures. Since we are a U.S. domiciled company, we translate our foreign-currency-denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES BY REGION(1)(2)

(Unaudited)

(In millions)

	Three Months Ended September 30,
	North America		EMEA(3)		Latin America		APAC(4)		Total
2014 Net Sales(1)	$781.6		$702.1		$210.4		$281.4		$1,975.5

Volume - Units	0.4	0.1%	22.9	3.3%	(18.4)	(8.7)%	6.0	2.1%	10.9	0.6%
Price/mix	8.8	1.1%	6.3	0.9%	24.8	11.8%	1.7	0.6%	41.6	2.1%
Divestiture	(52.2)	(6.7)%	—	—%	—	—%	—	—%	(52.2)	(2.6)%
Total constant dollar change (Non-U.S. GAAP)	(43.0)	(5.5)%	29.2	4.2%	6.4	3.1%	7.7	2.7%	0.3	0.1%
Foreign currency translation	(12.2)	(1.6)%	(125.4)	(17.9)%	(51.0)	(24.2)%	(41.0)	(14.6)%	(229.6)	(11.7)%
Total change (U.S. GAAP)	(55.2)	(7.1)%	(96.2)	(13.7)%	(44.6)	(21.1)%	(33.3)	(11.9)%	(229.3)	(11.6)%

2015 Net Sales	$726.4		$605.9		$165.8		$248.1		$1,746.2

	Nine Months Ended September 30,
	North America		EMEA(3)		Latin America		APAC(4)		Total
2014 Net Sales	$2,286.5		$2,091.7		$597.7		$800.9		$5,776.8

Volume - Units	13.1	0.6%	40.9	2.0%	(33.7)	(5.6)%	19.1	2.4%	39.4	0.7%
Price/mix	37.3	1.6%	29.3	1.4%	70.1	11.7%	6.9	0.9%	143.6	2.5%
Divestiture	(108.1)	(4.7)	—	—%	—	—%	—	—%	(108.1)	(1.9)%
Total constant dollar change (Non-U.S. GAAP)	(57.7)	(2.5)%	70.2	3.4%	36.4	6.1%	26.0	3.3%	74.9	1.3%
Foreign currency translation	(26.3)	(1.1)%	(358.1)	(17.2)%	(109.4)	(18.3)%	(80.3)	(10.0)%	(574.1)	(9.9)%
Total change (U.S. GAAP)	(84.0)	(3.6)%	(287.9)	(13.8)%	(73.0)	(12.2)%	(54.3)	(6.7)%	(499.2)	(8.6)%

2015 Net Sales	$2,202.5		$1,803.8		$524.7		$746.6		$5,277.6

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

During the second quarter of 2015, the Company underwent a reorganization of its Asia, Middle East, Africa and Turkey region (AMAT).  This reorganization involved the transition of the AMAT region to an Asia Pacific region (APAC) and moving the Middle East, Africa and Turkey countries into the Company’s existing European regional organization (EMEA).

(3)	EMEA consists of Europe, Middle East, Africa and Turkey.
(4)	APAC refers collectively to our Asia Pacific region. This consists of i) Greater China, ii) India/Southeast Asia and iii) Australia, New Zealand, Japan and Korea.